Exhibit 99

            OMI Corporation Announces Possible Regulatory Violation

    STAMFORD, Conn.--(BUSINESS WIRE)--March 25, 2004--OMI Corporation (NYSE:OMM) of Stamford, Connecticut announced today that a crew member has made an allegation of a Marpol violation on one of its ships on the high seas. The Company is investigating the allegation and will notify appropriate authorities and is notifying the United States Government.
    In January, 2004, OMI pleaded guilty to a violation of regulations promulgated under the Act to Prevent Pollution from Ships, pursuant to an agreement with the Department of Justice for the Company to pay a $4.2 million fine and serve a probationary period of three years, and is awaiting sentencing for that violation. It is unable at this time to determine whether sentencing for the first violation will be effected by the reported incident, whether there will be additional charges or whether additional costs and fines, if any, will be material.
    OMI is a major international owner and operator of crude oil tankers and product carriers. Its fleet currently comprises 37 vessels, primarily Suezmaxes and product carriers, aggregating 3.1 million deadweight tons. The Company currently has 22 of its vessels on time charter. OMI now has on order six 37,000 dwt and one 47,000 dwt ice class 1A product carriers. Three of the vessels are scheduled to be delivered in 2004, three in 2005 and the last in 2006.

    CONTACT: OMI Corporation
             Fredric S. London, 203-602-6789